Exhibit 10.84
MANAGING GENERAL AGENCY AGREEMENT
This MANAGING GENERAL AGENCY AGREEMENT (“Agreement”) is entered into effective as of December 15, 2009 (“Effective Date”) by and between ADVANTAGE WORKERS COMPENSATION INSURANCE COMPANY, an Indiana domiciled insurance company (“Company”), on the one hand, and PATRIOT UNDERWRITERS INC., a Delaware corporation (“PUI”), PATRIOT RISK SERVICES, INC., a Delaware corporation (“PRS”) (PRS and PUI collectively referred to as “MGA”), and PATRIOT RISK MANAGEMENT, INC., a Delaware corporation (‘PRM”)(PRM and MGA collectively referred to as “Patriot”), on the other hand, with reference to the following recitals of fact:
RECITALS
A.	PUI is a licensed producer for workers compensation insurance in certain states.

B.	MGA provides workers compensation insurance support services such as marketing, policy issuance, loss control, claims management services.

D.	Company is a licensed workers compensation insurer and wishes to appoint MGA to produce workers compensation insurance and provide certain services in connection with such insurance.
Company and Patriot therefore agree as follows:
I.	Authority

1.1	Subject to the terms and conditions of this Agreement, including its attached exhibits, Company hereby appoints and authorizes:
a.	PUI to solicit applications and accept submissions for workers compensation and employers liability insurance in accordance with Exhibit A and applicable laws and regulations from licensed producers, agents and brokers meeting the requirements of Section 3.4 below (the “Sub-producers”);

b.	PUI to underwrite, quote and rate workers compensation and employers liability insurance policies (“Policies” or “Policy”) in accordance with Exhibit A and applicable laws and regulations;

c.	PUI to timely issue, sign, as the producer of record, and distribute Policies, endorsements and other required notices and policy attachments to policyholders in accordance with Exhibit A and applicable laws and regulations;

d.	PUI to prepare and sign, as the Company’s appointed producer, certificates of insurance on Policies;

g.	PUI to provide loss control services in accordance with Exhibit A and applicable laws and regulations; and

h.	PRS to pay and adjust claims in accordance with the Section VII of this Agreement.

1.2	PUI shall use the rates, rules and forms filed by Company and state and national rating bureaus. Nothing herein shall preclude Company from making or changing rate, rules and forms filed with state insurance departments.

1.3	Nothing contained herein shall create an employer/employee relationship between Company and Patriot nor shall Patriot be authorized to act on behalf of Company except as expressly authorized in this Agreement. Patriot shall at all times be an independent contractor and, except as set forth herein, Company shall have no right of control over Patriot as to time, means, or manner of Patriot’s performance of its duties under this Agreement other than as set forth herein. No employees of MGA, its parent or affiliates shall be employees of Company.

II.	Limitations of Authority

2.1	MGA shall not solicit, transact, quote, underwrite, bind or deliver policies contrary to the terms and conditions of this Agreement, including but not limited to the following:
a.	types of insurance policies other than workers compensation and employers liability;

b.	policies on risks which are excluded from Company’s reinsurance treaties or are otherwise ineligible per the Underwriting Guide, as defined in Exhibit A or as determined by Company from time to time, unless Company gives prior written approval for each individual risk;

c.	policies on risks which do not comply with the applicable forms, rules, rates, or filings of Company or state and national rating bureaus, and the laws and regulations of the state(s) in which the policy applies; and

d.	policies which cover risks located in jurisdictions other than those allowed per Exhibit A of this Agreement and/or jurisdictions where Company is not authorized to write, or has not filed necessary rates, rules and forms for, workers compensation and employers liability insurance.
2.2	If MGA solicits, transacts, quotes, underwrites or binds policies which are not acceptable per Section 2.1, MGA shall promptly take any and all necessary actions permitted by applicable law to remove Company as the insurer.

2.3	MGA shall not waive any conditions or make any changes to Company’s insurance policies, endorsements, applications, or certificates of insurance without Company’s prior written approval.

2.4	MGA shall not cancel or nonrenew any policies unless otherwise instructed by Company. All requests for policy cancellations or nonrenewals shall be promptly sent to Company.

2.5	MGA does not have any binding authority except as specified in this Agreement and the Underwriting Guide.

2.6	MGA has no authority to arrange, purchase, or enter into any negotiations or agreements on behalf of Company to obtain reinsurance or retrocessions with respect to Company business; or commit Company to participate in insurance or reinsurance syndicates, pools, or joint ventures of any nature.

2.7	MGA shall not use or authorize the use of Company’s name, logo or service mark in any advertising or promotional material, including electronic material(s), without Company’s prior written consent.

III.	General Obligations of MGA

3.1	MGA represents and warrants that it is, and its officers, employees and Sub-producers are and will continue to be during the term of this Agreement and thereafter while providing any continuing services hereunder, authorized, licensed and qualified to perform any act set out in this Agreement, to the extent MGA or such officers, employees or Sub-producers are required to be authorized, licensed or qualified under applicable laws and regulations. MGA shall notify Company promptly if MGA becomes aware that any of MGA’s officers, directors, owners, employees, or Sub-producers (i) has made, makes or is required to make a filing with any governmental authority seeking an exemption or consent under 18 U.S.C. § 1033(e)(2), (ii) have been or are convicted of any federal or state felony or any crime involving dishonesty, fraud or breach of trust, (iii) have been or are assessed any administrative penalties or fines involving dishonesty, fraud or breach of trust, or (iv) have had any licenses suspended, revoked or non-renewed.

3.2	MGA shall provide Company, as requested, a copy of resident and non-resident producer licenses, claims adjuster licenses and business entity licenses, as applicable, of MGA and its key employees identified on Schedule 3.2 hereto (“Key Employees”) and others who perform services under this Agreement which require licensure. MGA shall ensure it has producer, adjuster, business entity and other licenses required in any state MGA produces applications, adjusts claims or undertakes any activity under this Agreement that requires licensing prior to commencing such activity and at the request of Company, provide copies of such licenses to Company. MGA shall immediately notify Company if any such license is suspended, terminated or expires, and MGA agrees that its authority under this Agreement will terminate immediately in those jurisdictions until MGA provides satisfactory evidence of re-licensure.

3.3	MGA shall be responsible for full compliance with all applicable laws, regulations, and other requirements relating to the performance of its obligations under this Agreement, including managing general agency laws and regulations, and all written instructions, including without limitation, the Underwriting Guide, and Claims Service Instructions, provided from time to time by Company. If the performance of any duty or obligations hereunder constitutes the unauthorized practice of insurance by Company in an applicable jurisdiction, MGA shall immediately notify Company and this Agreement shall be immediately suspended in such jurisdiction.

3.4	PUI may contract with Sub-producers for the sole purpose of accepting applications for underwriting and quoting and shall appropriately supervise Sub-producers. Except as permitted hereunder, MGA shall not appoint or assign any authority or responsibilities under this Agreement to Sub-producers, or another managing general agency or sub-managing general agency. Prior to accepting applications from any Sub-producer, PUI shall verify that such Sub-producer is properly licensed in accordance with applicable state laws and regulations and has errors and omissions (E & O) insurance of not less than $1,000,000. PUI shall maintain a listing and current copies of Sub- producers licenses and copies of current E & O coverage from which PUI accepts an application. At the request of Company, PUI shall provide, or allow Company to review, copies of licenses, E & O coverage, and agreements with Sub-producers. PUI warrants that an appropriate investigation of a Sub-producer’s background and qualifications has been made in accordance with applicable laws and regulations and acknowledges its continuing obligation to monitor the licensure and qualifications of Sub-producers. PUI will provide Company with the information needed for

Company to appoint any Sub-producer, as needed, in accordance with applicable laws and regulations.

3.5	PUI will be the producer of record for all policies and will be responsible for all costs incurred by it in connection with the production of business herein, including without limitation, commissions paid to Sub-producers. All commissions paid to Sub-producers shall be paid in accordance with applicable laws and regulations.

3.6	MGA shall keep true and complete records of all transactions and correspondence (including but not limited to proof of mailing for all notices required by law or regulation) with policyholders, Sub-producers, claimants, state insurance departments or other regulatory agencies pertaining to business produced or administered pursuant to this Agreement.

3.7	All records and documents required to be maintained by MGA related to business produced and administered pursuant to this Agreement, including, but not limited to, policyholder information, underwriting files, claim files and financial documents and records, shall be maintained during the term of this Agreement and for a period or five years thereafter (or such longer period as required under applicable law), in electronic or other form in a format mutually agreed upon or as required by Company to be compatible with Company’s internal systems and in accordance with insurance regulatory practices. MGA shall not destroy any such records or documents without Company’s prior written consent. MGA shall provide Company with originals or copies of such documents and records within 30 days of Company’s request for such documents and records at MGA’s expense. MGA shall not disclose any such records and documents to any third parties without prior written consent of Company unless necessary for MGA to perform the services contemplated under this Agreement or as otherwise required under applicable laws and regulations.

3.8	MGA shall be responsible for maintaining the security and integrity of any computer systems and software provided by Company (“Systems”) for quoting and issuing policies or any other obligation under this Agreement. MGA shall restrict its use of Systems and any other software supplied by Company for underwriting, rating, and issuing Policies or other services as specified in this Agreement. MGA shall not copy, deconstruct or reverse engineer Systems or any software supplied by Company and agrees not to access, view, change, use or disclose information except as needed to perform its responsibilities under this Agreement. In addition, by accessing Company online services, through Company’s website, MGA agrees to be bound by the Terms of Use and Electronic Services Agreement for advantage Online.

3.9	MGA will ensure that its employees are aware of the confidential and proprietary nature of the non-public information related to Policies and claims filed under the Policies. MGA will not disclose any confidential or proprietary information except as required to perform its duties under this Agreement, and, in the case of nonpublic health or financial information of employees of employers covered by Policies, as allowed or required by state and federal privacy laws and regulations. MGA will protect and safeguard nonpublic health and financial information in accordance with applicable laws and regulations.

3.10	MGA shall promptly notify Company of any lawsuits, regulatory actions, complaints from insurance departments or other regulatory agencies, complaints from policyholders and claimants, and material notices or requests from state insurance departments or other regulatory bodies, in each case relating to Policies, and shall cooperate, and assist Company as requested by Company, in the investigation and response thereto. Except as otherwise provided in Section 7.2.n., MGA shall take no action or make any reply on behalf of Company with respect to such matters unless requested by Company.

3.11	Since MGA and its employees are independent contractors and not employees of Company, all of MGA’s overhead expenses, including but not limited to, office rent, transportation, salaries, utilities, furniture, fixtures, equipment, attorney or other legal fees, postage, delivery expenses, promotional advertising and public relations expenses, printing costs of proposals, premium notices, posters, records, reports, inspection fees, retail credit reports and any other documents required to fulfill the obligations of MGA under this Agreement are the sole responsibility of MGA.

3.12	MGA shall not charge or commit Company to any expense, agreement, payment, debt, settlement or obligation other than as expressly provided for in this Agreement. MGA has no authority to litigate, arbitrate or settle any disputes or suits on behalf of Company unless Company has given its prior written consent.

3.13	Patriot will provide prompt written notice to Company of any proposed or completed (i) sale, transfer, merger, consolidation or reorganization involving Patriot or any affiliate; (ii) change of 30% or more interest in, or ownership of, Patriot or any affiliate; (iii) change involving 30% or more of the assets of PRM, PUI or PRS; (iv) change of officers of Patriot; or (v) insolvency or bankruptcy filing of Patriot or any affiliate.

3.14	MGA shall maintain a sufficient number of competent employees as necessary to adequately service Policies and otherwise carry out its duties and responsibilities under this Agreement.

3.15	PRM shall provide Company its balance sheet and statement of income each quarter which shall be completed in accordance with generally accepted accounting principles. PRM shall provide Company with annual consolidated audited financial statements of PRM and its affiliates and annual and quarterly statutory statements of Guarantee Insurance Company.

3.16	PRM shall be responsible for any and all amounts due to Aon Benfield for services provided in connection with this Agreement.

IV.	General Obligations of Company

4.1	Subject to applicable laws and regulations, and notwithstanding anything in this Agreement to the contrary, Company shall have the right to reject any individual application or risk submitted by PUI, or to modify, cancel, or refuse to renew any Policy written hereunder, provided that Company may not use this Section 4.1 as the basis for rejecting, modifying, cancelling, or nonrenewing all or substantially all of the applications, risks or business submitted or produced by PUI.

4.2	Except as provided in Section 6.2, policyholder names, customer lists and renewal rights on Policies produced by PUI under this Agreement shall remain the property of PUI, and Company shall not use its knowledge or possession of this information to solicit insurance on a direct basis or through any other producer.

4.3	Company shall not use or authorize the use of Patriot’s name, logo or service mark in any advertising or promotional materials without Patriot’s prior written approval.

4.4	Company shall file for approval with state insurance departments all policy forms, rates, and rules as may be required by such regulatory authorities for business subject to this Agreement.

4.5	Company will provide prompt written notice to PUI of any proposed or completed (i) sale, transfer, merger, consolidation or reorganization involving Company; or (ii) change of 30% or more interest in, or ownership of, Company; (iii) change involving 30% or more of its assets; or (iv) downgrade by A.M. Best below a financial strength rating of “A-”.
4.6	Company represents and warrants that it is authorized and licensed to perform all of its obligations under this Agreement.

4.7	Company will provide written notice to Patriot at least fourteen days prior to entering into any general agency or managing general agency arrangement involving workers compensation and employers liability insurance in any of the following states: Kansas, Nebraska, Oklahoma, Arkansas, Missouri, or Indiana.

V.	Premium Billing

5.1	Company will direct bill policyholders and be responsible for mailing invoices and collecting premium from policyholders. All premiums shall be remitted directly to Company. PUI shall not make or promise, nor allow any Sub-producer to make or promise any payment method other than as allowed by Company.

5.2	If an applicant or policyholder remits a premium payment to PUI or Sub-producer, such premiums received by PUI or Sub-producer shall be held in a fiduciary capacity as trustee for Company until delivered to Company, however, neither PUI or Sub-producer have the authority to deposit such premiums in their own bank account. PUI shall promptly remit, and shall cause Sub-producers to promptly remit, such premium payment to Company in full, without any deduction for any commission due.

5.3	Company will be responsible for cancelling policies for nonpayment when payment is not received when due.

5.4	PUI shall assist Company in collecting premiums, as requested by Company

VI.	Commissions/Ownership of Expirations

6.1	Company will pay to PUI a commission on premiums received by Company per Exhibit B. Such commissions shall be adjusted by any premiums refunded by Company at a like rate. This commission is compensation for all duties and obligations performed by MGA under this Agreement, including, but not limited to, fees for PRS’s claims adjusting services and commissions owed to Sub-producers and countersignature agents, if any. If Company revokes or terminates PRS’s authority to adjust claims, the rate of commission as set forth in Exhibit B shall be reduced by four percentage points for all commissions earned on or after the date of such revocation or termination.

6.2	Except as otherwise provided in the immediately following sentence, upon termination of this Agreement, PUI’s expirations, renewals and related records shall remain the property of PUI, and Company will use such records only to the extent necessary to fulfill its obligations under the Policies pursuant to applicable laws and regulations, Notwithstanding the forgoing, if, upon termination, this Agreement is cancelled by Company for cause pursuant to Sections 10.3(b), (d), and (g), and 10.5, or if Patriot is in default of any undisputed amounts due under this Agreement, and such default is not cured within 30 days of Patriot’s receipt of notice of such default, then the expirations, renewals and related records shall be vested in Company for the sale, use or disposal as Company deems fit, and PUI shall forfeit any right or claims to the subsequent expirations and renewals.

VII.	PRS’s Claims Servicing Obligations

7.1	PRS may subcontract for claims adjusting services in certain states with a licensed entity that is approved by Company in writing, however PRS shall be solely responsible to Company for ensuring such services are provided in accordance with this Agreement. Notwithstanding any other provision of this Agreement, Company, at its sole discretion may terminate the use of PRS’s claims adjusting services, if PRS does not obtain required individual and/or business entity licenses in the authorized states listed in Exhibit A by April 1, 2010.

7.2	PRS shall provide claims adjusting services in connection with claims or losses relating to Policies in accordance with this Agreement including the following.
a.	Receive and examine, on behalf of Company all reports of work-related injury to or disease of employees of employers insured by Policies and initiate procedures for the proper servicing of each claim.

b.	Provide written notice to injured employees of PRS’s (or such other business entity adjusting claims) identity and relationship with Company as required by applicable laws and regulations. Company must approve the form of such notice in writing before notice is distributed.

c.	Subject to the ultimate authority of Company, investigate and adjust, settle or deny all claims in accordance with, applicable workers compensation and employer’s liability laws and regulations, this Agreement and the Claims Service Instructions found in Exhibit C, which may be changed from time to time by Company after written notice to PRS.

d.	Provide cost containment services, including nurse case management, medical bill review and utilization review services in accordance with applicable laws and regulations. Fees for such services will be as specified in Schedule 7.2.d. or as separately negotiated for a specific claim with prior written approval by Company. Cost containment services fees will be billed to the claim files as allocated loss adjustment expenses. PRS may, upon written approval of Company, engage the services of persons or firms (hereafter referred to as “independent vendors”) to perform in accordance with applicable laws and regulations, such cost containment services, and fraud or other investigations beyond the scope of the adjusting services provided by PRS. All independent vendors used by PRS shall be approved in writing by Company.

e.	Assist attorneys in preparing for litigation, settlement or subrogation or as otherwise requested. Both the selection and compensation of attorneys to represent Company shall be approved in writing by Company, which shall have the right to terminate the employment of any attorney considered unsatisfactory by Company.

f.	Establish a claim file for each claim for which there is injury and/or anticipated liability and/or a formal claim has been made and code such claim in accordance with Company’s statistical data requirements which are incorporated herein by reference and made a part hereof. PRS shall promptly correct any data errors as requested by Company and will indemnify Company in accordance with Section 9.2 for any fines or penalties Company incurs because of incorrect data provided by PRS.

g.	Assist Company as requested with ISO Claim Search reports including OFAC reports and request follow-up reports as needed.

h.	Make timely payments of valid claims for compensation, medical expenses, rehabilitation expenses, and other required benefits payable under applicable workers compensation laws and the Policies, together with Defense and Cost Containment Expenses, solely from the Loss Payment Account as defined in Section 7.5, subject to the limitations and requirements of this Agreement and the Claims Service Instructions. If Company directs that any payment not be made, and if PRS nevertheless makes such payment, PRS shall reimburse Company for such payment. As used in this Agreement “Defense and Cost Containment Expenses” shall be defined as and include all out-of-pocket expense items such as fees for attorneys retained on behalf of Company; expert witness fees; fees for independent medical examinations, case management, utilization review, rehabilitation and fraud investigation; witnesses’ travel expense; expenses for outside field work for the handling of serious bodily injury claims; extraordinary travel expense incurred by PRS at the request of Company; court reporters’ fees; transcript fees; the cost of obtaining public records and other similar fees; prejudgment interest and other interest penalties; and the costs or expenses associated with the investigation, negotiation, settlement or defense of any subrogation claim or as required for investigation and pursuit of subrogation on behalf of Company. Except as provided for in Schedule 7.2.d, Defense and Cost Containment Expenses shall not include any part of the salaries of employees of PRS, its overhead, ordinary travel expenses, or other normal or ordinary costs incurred in connection with the services provided under this Agreement or its business as a whole except where indicated as exceptions.

i.	Maintain an accurate and complete claim file on each reported claim. Claims files shall be maintained in accordance with the relevant state laws and regulations governing claims files and Company’s claim file requirements in the Claims Service Instructions. Company shall have the right to copy any and all claims files or any documents related to any claim. PRS shall maintain and store closed claim files and otherwise handle closed claim files in accordance with Section 3.7 above.

j.	Make all required filings with respect to claims with the appropriate regulatory agencies, including filings (electronic or otherwise) related to individual claims and cumulative quarterly and annual reports and filings required by Section 6041 of the Internal Revenue Code. Provide all information in PRS’s possession or control which is necessary for Company to prepare and timely file all forms and reports and financial statements Company needs to file with the appropriate regulatory agencies.

k.	In connection with the performance of its obligations under this Agreement, provide trained, competent, claims adjusters who are licensed, as required, in accordance with applicable state law, and perform the services to be rendered hereunder in a manner commensurate with the highest professional standards, and in accordance with all applicable laws and regulations.

l.	Use reasonable efforts to investigate and protect any subrogation rights available to Company which may arise upon payment of claims and notify Company of any subrogation rights which may be available to Company. At the direction of Company, PRS shall pursue subrogation rights through litigation or otherwise in accordance with Section 7.2(e).

m.	Perform all administrative and clerical work in connection with claims reported under the Policies, including without limitation, the preparation of checks and/or drafts drawn on the Loss Payment Account.

n.	Respond promptly to any inquiry, request or complaint from an insurance department, other regulatory agency, policyholder or claimant. A copy of both the original inquiry and PRS’s response shall be promptly provided to Company. PRS shall promptly forward to Company all complaints received from the insurance department, workers compensation administration or other regulatory entity for review prior to responding in accordance with Section 3.10.

o.	Establish and periodically review claims handling procedures and upon request, provide such procedures to Company.
7.3	PRS shall have authority to set reserves and settle claims in amounts not exceeding $25,000 per claim in accordance with the Claims Service Instructions. PRS shall not make any single claim payment over $25,000 without the prior written authorization of Company. Unless otherwise advised by Company, PRS shall continue to handle claims over PRS’s reserve payment and settlement authority but shall not settle such claims without first obtaining the written approval of Company in accordance with the Claims Service Instructions. Notwithstanding any other authority given PRS in this Agreement, in no event shall PRS pay or commit Company to pay a claim over an amount, net of reinsurance, of one percent of Company’s surplus as of December 31 of the last completed calendar year before the payment or commitment without prior written approval of Company.
7.4	Company shall retain ultimate adjusting and settlement authority for all claims. Notwithstanding the authority delegated to PRS under this Agreement, Company shall have the option of taking over the adjusting and settlement of any or all claims at any time upon written notice to PRS. MGA has no authority to collect any payment from a reinsurer or commit Company to any claim settlement with a reinsurer.
7.5	PRS shall establish a bank account in the name of PRS on behalf of Company (the “Loss Payment Account”) which shall be used by authorized representatives of PRS listed in the Claims Service Instructions to pay losses and designated expenses, including Defense and Cost Containment Expenses, related to claims covered by the Policies in accordance with the following.
a.	Company shall fund the Loss Payment Account in an amount necessary for the purpose of paying losses, claims and Defense and Cost Containment Expenses under or related to the Policies, however this amount shall not be more than estimated payments for losses, claims and Defense and Cost Containment Expenses for three months. Patriot shall not be required to deposit any of its own funds in the Loss Payment Account.

b.	PRS is authorized to prepare and issue checks or drafts in payment of losses, claims and expenses on behalf of Company from the Loss Payment Account in accordance with this Agreement and the Claims Service Instructions. Such authority may be revoked at any time by Company and any remaining funds in the Loss Payment Account shall be promptly returned to Company and Company shall pay all losses, claims and expenses related to the Policies directly.

c.	PRS and Company shall initially agree on an amount needed to fund the Loss Payment Account. By the 10th day of each month PRS shall notify Company of the amount needed to reimburse the Loss Payment Account to the agreed upon amount. Company shall fund the Loss Payment Account within 48 hours of the request. PRS shall monitor the Loss Payment Account to assure that sufficient funds are available to cover all pending payments. At the request of PRS, Company shall deposit additional amounts in the Loss Payment Account to cover pending payment(s) in excess of the amount held in the Loss Payment Account. PRS and Company shall periodically review adequacy of the amount maintained in the Loss Payment Account.

d.	PRS shall administer and maintain the Loss Payment Account and handle all correspondence, transactions and instruments of payment in a manner that complies with all regulations concerning the use of bank accounts. All claim payments will be made in the name of PRS on behalf of Company.

e.	PRS shall provide a monthly reconciliation of the Loss Payment Account in a format agreed to by the parties by the 10th day of each month. The reconciliation shall include:
(i)	the previous closing account balance of the Loss Payment Account;

(ii)	deposits made to the Loss Payment Account during the month;

(iii)	the month’s disbursements by check number, date of disbursement, the person/entity to which disbursement was made, claim number and payment amount;

(iv)	a list of outstanding checks at the end of the months; and

(v)	the Loss Payment Account balance at the end of the month.
f.	PRS shall maintain internal controls, acceptable to Company, to protect the Loss Payment Account from unauthorized use of funds, including without limitation, fraud, theft and embezzlement. PRS will provide Company a SAS 70, Internal Control Review, of its claims systems. If SAS 70 is not available, Company, its independent auditors or other representatives may conduct reviews of PRS’s claims systems and processes. PRS will cooperate with such a review and provide any documentation of its claim systems and processes as requested by Company’s independent auditors and will reimburse Company for reasonable expenses incurred by Company to have its independent auditors review PRS’s claims systems and processes. Notwithstanding the above, and in accordance with Part VIII of the Agreement, Company may conduct reviews of PRS’s claims records, systems and processes as needed.
7.6	PRS shall provide Company with electronic claims data for all claims in an acceptable data format as outlined in Exhibit D, which may be changed from time to time by Company after written notice to PRS. At no additional cost to Company, PRS shall provide Company with access to its claims system so that Company can view the electronic claims file for the claims under the Policies. Any licensing requirements or restrictions related to PRS’s claims system are the sole responsibility of PRS.
7.7	PRS shall provide reports to Company as described in the Claims Service Instructions. In addition, Company may from time to time reasonably request additional reporting or claims information from PRS, and PRS will cooperate with Company to furnish the same.
7.8	All claim files will be the joint property of Company and PRS. However, upon an order of liquidation of Company, these files shall become the sole property of Company or its estate. PRS shall have reasonable access to and the right to copy the files on a timely basis. Notwithstanding the forgoing, PRS will ensure that its employees are aware of the confidential and proprietary nature of such claim files, and any information and materials related to such claims. PRS will not disclose any files, information and materials, except to perform their responsibilities per the terms of this Agreement and, in the case of nonpublic health and financial information, except as allowed by state and federal privacy laws and regulations.
VIII.	Right to Audit
8.1	During the term of this Agreement and notwithstanding its termination, Company, its authorized representatives, reinsurers and state insurance departments upon reasonable notice to MGA, shall have the right to audit, examine and copy the books and records of MGA relating to Policies and claims under such Policies and MGA’s performance of its obligations under this Agreement. Such books and records shall be in a form usable by Company and state insurance departments. In addition, such books and records shall be made available for examination by Company’s reinsurers and or any regulatory agency promptly upon demand.
8.2	Upon reasonable notice, MGA shall permit Company or its authorized representatives to review the operations, including internal controls, of MGA and subcontractors as per Section 7.1 in order to evaluate the quality of MGA’s and subcontractors’ employees and operations. Company will conduct such review during normal business hours and at Company’s expense.
IX.	Insurance and Indemnity
9.1	MGA shall maintain in full force and effect the following policies issued by an insurer rated no less than “A-” (VII) by A.M. Best Company during the term of this Agreement and thereafter while MGA has any obligations hereunder:
a.	errors and omissions insurance covering MGA and its employees in the minimum amount of $5,000,000 or the amount required by state laws and regulations, whichever is greater;

b.	fidelity insurance covering MGA’s employees and agents in the minimum amount of $1,000,000 or the amount required by state laws and regulations, whichever is greater;

c.	workers compensation insurance in at least the minimum amounts as required by applicable law or regulation;

d.	comprehensive general liability insurance (including personal injury) covering MGA and its employees in the minimum amount of $2,000,000 single limit per occurrence; and

e.	owned and non-owned automobile liability insurance covering MGA’s employees in the minimum amount of $1,000,000.
Such insurance shall be maintained by MGA at its sole cost and expense and shall be primary and noncontributing coverage with regard to any valid and collectable insurance available to Company. MGA agrees to notify Company when it receives notice of lapse of coverage, reduction in coverage below the minimum required amounts, or termination of coverage. Upon request of Company, MGA shall provide Company with proof of such coverage. MGA further agrees to notify Company of any claim brought under the errors and omissions or fidelity coverage.
9.2	Patriot, jointly and severally, agrees to defend, indemnify and hold Company and its affiliates and their respective directors, officers, employees and agents, harmless from and against any and all claims, causes of action, liabilities and losses arising or resulting from the performance of or breach of duties under this Agreement and/or from any acts (negligent, willful or otherwise), errors or omissions of Patriot, its affiliates and/or their respective directors, officers, employees, Sub-producers, third party claims adjusters, third party vendors (including without limitation loss control vendors), countersignature agents or other representatives. As used in this paragraph, “losses” shall include, but not be limited to, all damages (direct and consequential), costs, expenses, reasonable attorney fees and other legal fees, penalties, fines, assessments, verdicts (including punitive damages as permitted by law) and any other expenses or expenditures incurred by Company but shall exclude losses and loss adjustment expenses arising under, or attributable to, any Policy and any other expenses for which Company is responsible for if paid by PRS in accordance with this Agreement.
This Section 9.2 shall survive the expiration or other termination of this Agreement.
9.3	Company agrees to defend, indemnify and hold Patriot and its affiliates and their respective directors, officers, employees and agents, harmless from and against all claims, causes of action, liabilities and losses arising or resulting from the performance of or breach of duties under this Agreement and/or from any acts, (negligent, willful or otherwise), errors or omissions of Company, its affiliates and/or their respective directors, officers, employees or other representatives thereof. As used in this paragraph, “losses” shall include, but not be limited to, all damages (direct and consequential), costs, expenses, reasonable attorney fees and other legal fees, penalties, fines, assessments, verdicts (including punitive damages as permitted by law) and any other expenses or expenditures incurred by Patriot but shall exclude any expenses for which Patriot is responsible for pursuant to this Agreement.
This Section 9.3 shall survive the expiration or other termination of this Agreement.
9.4	For any claim against a parry indemnified (“Indemnitee”) that may give rise to liability of a party providing indemnification (“Indemnitor”), the Indemnitee shall promptly notify Indemnitor of the claim; provided, however, that failure to give timely notice shall not be deemed a waiver of the claim provided that the Indemnitor is not prejudiced by the lack of timely notice and only then to the extent of such prejudice.
If any claim is brought by a third parry against Indemnitee for which Indemnitor would be required to indemnify Indemnitee hereunder, Indemnitor shall be entitled to assume the defense of such claim if (i) Indemnitor provides written notice to Indemnitee that it intends to undertake such defense, and (ii) Indemnitor conducts the defense of the claim diligently. If Indemnitor undertakes the defense of such claim in accordance with the foregoing sentence, Indemnitor shall defend such claim at its own expense and with counsel selected by Indemnitor with the approval of Indemnitee, which approval may not be unreasonably withheld. Indemnitee shall have the right to participate in such defense at its own expense. If Indemnitor, after reasonable time after notice, fails to defend such claim in accordance with this Section 9.4, Indemnitee has the right, but not the obligation, to undertake the defense or settlement of such claim on behalf of, and at the risk of, Indemnitor. If the claim is one that by its nature cannot be solely defended by one party, the other party shall make available all information and provide all assistance as may reasonably be requested by the defending party.

This Section 9.4 shall survive the expiration or other termination of this Agreement.

X.	Term of this Agreement
10.1	The initial term of this Agreement shall be from December 15, 2009 through December 14, 2010. This Agreement shall automatically renew for successive additional term(s) of one year each unless terminated or non-renewed earlier as set forth in this Section X. The initial term and any successive term(s) shall collectively be referred to as “Term(s)”.
10.2	At any time during the Term hereof, either party may cancel or non-renew this Agreement without cause by giving 90 days prior written notice. This Agreement may be terminated at any time by mutual consent of the parties.
10.3	Upon written notice to Patriot, Company may immediately terminate this Agreement if:
a.	an event described in Section 3.13 occurs or is expected to occur unless Company gives written consent to the proposed transaction or change, which consent shall not be unreasonably withheld by Company;
b.	Patriot, an officer or employee thereof (including the Key Employees) or- a Sub-producer, engages in acts or omissions which constitute abandonment, fraud, misappropriation of funds, material misrepresentation, or gross and willful misconduct;
c.	Patriot or any affiliate becomes insolvent, institutes or acquiesces in the institution of bankruptcy proceedings or financial reorganization, or any rehabilitation or liquidation proceeding is instituted against Patriot or any affiliate;
d.	(i)	The financial condition of Patriot declines materially as evidenced by:
1)	the Number of Days Working Capital is at or below 35;
2)	the Tangible Net Worth is below 10%; or
3)	the Current Ratio is less than six tenths (.6).
(ii)	For purposes of this paragraph the following definitions apply:
1)	“Number of Days Working Capital” means (“Working Capital”) divided by Total Expenses divided by 365.
2)	“Working Capital” means Current Assets minus Current Liabilities.
3)	“Tangible Net Worth” means (Total Assets minus Intangible Assets and Total Liabilities) divided by Net Revenues.
4)	“Net Revenues” mean Total Revenues minus commissions paid to Sub-producers.
5)	“Total Revenues” mean revenues from all sources including commissions, fees, contingents, investment income and miscellaneous income.
6)	“Current Ratio” means Current Assets divided by Current Liabilities
e.	MGA’s or a Key Employees’ license in any jurisdiction is cancelled, suspended, nonrenewed or has any restriction whatsoever;

f.	MGA fails to provide sufficient errors and omissions or fidelity coverage as required by this Agreement or state laws or regulations;
g.	Patriot fails to timely report and pay Company undisputed amounts due under this Agreement; or
h.	MGA engages in a pattern of conduct which violates the terms of this Agreement, including but not limited to binding or underwriting risks that are not allowed under the Underwriting Guide or other written instructions of Company, or which use rates, rules or forms that are not in compliance with Company’s approved rate, form or other filings, or adjusts or pays claims contrary to the provisions of Section VII.
10.4	Upon written notice to Company, Patriot may immediately terminate this Agreement if:
a.	Company becomes insolvent, institutes or acquiesces in the institution of insolvency proceedings, or financial reorganization, or any rehabilitation, liquidation or similar proceeding is instituted against Company;
b.	Company’s license or certificate of authority to do business in any authorized jurisdictions listed in Exhibit A, is suspended or nonrenewed, in which case this Agreement shall terminate solely with respect to the affected jurisdiction;
c.	Company fails to timely pay PUI any undisputed amounts due under this Agreement and such payment is not made within 10 days of being due hereunder; or
d.	Company’s financial strength rating issued by A.M. Best falls below “A-”.
10.5	Notwithstanding, and in addition to, the foregoing, this Agreement may be terminated by either party upon 30 days written notice of any material breach, provided that the breaching party shall have 30 days to cure such breach, which if cured to the reasonable satisfaction of the party giving notice, will render such notice null and void.
10.6	If this Agreement is terminated or non-renewed, MGA shall continue to perform all customary and necessary services regarding Policies on behalf of Company in accordance with this Agreement until all such Policies have been cancelled, non-renewed or otherwise terminated, however, Company may, at its sole discretion, immediately suspend or terminate any or all of MGA’s continuing service obligations. MGA’s continuing service obligations include, but are not limited to:
a.	issuing and countersignature of endorsements, however if endorsement would result in a change in premium, increase the Company’s liability, or extend the term of the Policy, prior written consent from Company is required;
b.	adjusting and paying claims in accordance with Section VII.
If MGA fails in any material respect to fulfill this continuing service obligation, then Company may suspend MGA’s obligations and arrange for alternative servicing of the Policies. MGA will reimburse Company for any reasonable expenses incurred by Company to arrange for and provide these services.

10.7	Notwithstanding any other provision of this Agreement, Company has the right to immediate possession of all claim files (hard copy and computer) and other records relating to such claims, and Company shall have the option of taking over the adjusting and settlement of any or all claims at any time upon written notice to PRS as provided in Section 7.4, Company may exercise this right at any time. In the event Company takes over handling of any or all claims, PRS agrees to cooperate with and instruct its employees to cooperate with Company in connection with Company’s handling of such claims. Except for PRS’s internal costs associated with readying closed and open claim files for shipment to Company or Company’s designee, Company will be responsible for the costs associated with taking over the handling of any or all claims unless such action is taken for cause, and will reduce the rate of commission as specified in Section 6.1 accordingly. If PRS claims adjusting services are terminated or non-renewed by Company for cause, including without limitation termination per Section 7.1, PRS shall also be responsible for all costs associated with the transfer of open and closed claims to Company or Company’s designee and for any additional claims handling fees incurred by Company to adjust and service such claims.
Company may, at its sole and absolute discretion, withhold commissions and other amounts due PUI to cover any incurred or anticipated costs of performing MGA’s service obligations which are suspended or terminated.
10.8	All manuals, forms, documents, software, equipment and other Company supplies used by MGA, (and any copies thereof), to the extent provided or prepared by Company, are the property of Company and shall be returned by MGA to Company when this Agreement is terminated or as otherwise requested by Company.
10.9	Notwithstanding any other provision of this Agreement, Company may immediately suspend MGA’s authority, including but not limited to underwriting authority and claims settlement authority, under this Agreement 1) if reinsurance covering all or any part of the Policies is terminated or is no longer in full force and effect; 2) after notice of cancellation is given per the terms of this Section X; or 3) during the pendency of any dispute regarding the cause for termination.
XI.	General Provisions
11.1	Notice. Except as otherwise provided herein, any notice, requests, consents and other communication required under this Agreement, must be in writing and sent by facsimile, or certified mail, overnight mail or personally delivered. Notice is effective upon receipt or 5 days after mailing to the other party, whichever comes first. Notices should be sent to:

Patriot:
Patriot Risk Management, Inc.
401E. Las Olas Blvd.
Suite 1540
Ft. Lauderdale, FL 33301
Attention: Theodore G. Bryant

Company:
Advantage Workers Compensation Insurance Company
1100 East 6600 South, Suite 280 (84121)
P.O. Box 571918
Salt Lake City, Utah 84157-1918
Attention: Thomas E. Callanan, President
11.2	Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto set forth the entire understanding of the parties and supersedes any prior agreement or understanding, oral or written, relating to the subject matter hereof.
11.4	Waiver. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing signed and dated by an authorized representative of the party making the waiver. Failure of a party to enforce any of the provisions of this Agreement does not constitute a waiver of that provision or affect any part of this Agreement, or the right of the party to later enforce that provision.
11.5.	Modifications. This Agreement may only be revised and/or modified in a writing signed and dated by authorized representatives of the parties.
11.6	Severability/Construction. If any provision of this Agreement is held to be unenforceable or void by a court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Whenever possible, each provision shall be construed to be enforceable and valid under applicable law. Both parties agree they have had the opportunity to fully review and understand this Agreement, and one party shall not be entitled to claim that any provision should be construed against the other party because of the fact that it was drafted by the other party.
11.7	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of Utah without regard to the principles of conflicts of law.
11.8	Non-Assignability. Except as otherwise provided herein, Patriot may not delegate its duties or assign its rights in whole or in part without prior written approval of Company and as allowed by applicable laws and regulations. Company may not delegate its duties or assign its rights under this Agreement without prior written approval of Patriot.
11.9	Headings. The section and paragraph headings are for reference only and will not limit or otherwise affect the meaning thereof.
11.10	Company Board of Directors. No officer, director, controlling shareholder or agent, or Sub-producer of MGA, its parent or affiliates, shall serve as a director of Company at any time during the term of this Agreement.
11.11	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date in the introductory clause.

PATRIOT UNDERWRITERS, INC.

By: Name:	/s/ Charles K Schuver Charles K Schuver
Title:	President

PATRIOT RISK SERVICES, INC.

By: Name:	/s/ Timothy J. Ermatinger Timothy J. Ermatinger
Title:	CEO

PATRIOT RISK MANAGEMENT, INC.

By: Name:	/s/ Dean Watters Dean Watters
Title:	Senior Vice President

ADVANTAGE WORKERS COMPENSATION INSURANCE COMPANY

By:	/s/ Thomas E. Callanan Thomas E. Callanan
President